Computation of Loss per Share                                     Exhibit No. 11
(unaudited)
(in thousands except per share data)

                                   Three Months Ended        Nine Months Ended
                                  Sept 29,    Oct 1,        Sept 29,    Oct 1,
Primary                             1996       1995           1996       1995

Net Loss                         $ -19,049  $ -14,781     $  -49,657 $   -69,274

Series B, D, E, F and G Preferred
 Stock Dividends                         0     -4,970        -11,996     -13,467

Series B, D, E, F, G and H Accumulated
 Preferred Stock Dividends          -6,658          0         -6,658           0

Net loss attributable to
 common shareholders             $ -25,707  $ -19,751     $  -68,311 $   -82,741



Weighted average common
 shares outstanding                 37,009     35,083         36,704      34,646
Series A assumed converted           7,364      7,364          7,364       7,364
Weighted avg shares outstand        44,373     42,447         44,068      42,010


Net loss per share               $   -0.58  $   -0.47     $    -1.55 $     -1.97


Assuming Full Dilution

Net loss                         $ -19,049  $ -14,781     $  -49,657 $   -69,274

Wghtd avg common shares outstand    37,009     35,083         36,704      34,646
Series A assumed converted           7,364      7,364          7,364       7,364
Series B assumed converted          22,707     21,401         22,373      21,082
Series D assumed converted          34,745     32,747         34,234      32,259
Series E assumed converted          35,515     33,473         34,993      32,974
Series F assumed converted          16,618     15,663         16,374      11,272
Series G assumed converted          17,832      8,555         17,570       2,790
Series H assumed converted          10,906          0          6,633           0
Exercise of options reduced by
 the number of shares purchased
 with proceeds                      -6,796     -7,571         -6,165      -7,313
                                   175,900    146,715        170,080     135,074


Net loss per share                   -0.11      -0.10          -0.29       -0.51